UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2007

Penwest Pharmaceuticals Co.
(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Juris- diction of Incorporation	000-23467 (Commission File Number)	91-1513032 (IRS Employer Identification No.)

39 Old Ridgebury Road, Suite 11 Danbury, Connecticut (Address of Principal Executive Offices)	06810-5120 (Zip Code)
Registrant’s telephone number, including area code: (877) 736-9378
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement.
             On January 8, 2007, Penwest Pharmaceuticals Co. (“Penwest”) announced that it had entered into an amendment (the “Amendment”) to the Amended and Restated Strategic Alliance Agreement, dated as of April 2, 2002, by and between Endo Pharmaceuticals Holdings Inc. (“Endo”) and Penwest (the “Agreement”). The Agreement governs the companies’ collaboration for Opana® ER (oxymorphone HCI) extended-release tablets CII.
             Under the Amendment, Endo and Penwest agreed to restructure the Agreement to provide that royalties payable to Penwest for U.S. sales of Opana ER will be calculated based on net sales of Opana ER rather than on operating profit and to change other provisions of the Agreement. In connection with this restructuring, the parties agreed as follows:
•	Endo would pay Penwest royalties on U.S. net sales of Opana ER calculated based on a royalty rate starting at 22% of annual net sales of Opana ER, and, based on agreed-upon levels of annual net sales achieved, the royalty rate may be increased to a maximum of 30%.
•	Endo would owe no royalty payments to Penwest for the first $41 million of royalties that would otherwise have been payable beginning from the time of the product launch in July 2006.
•	Endo would pay Penwest a percentage of any sublicense income it receives and milestone payments of up to $90 million based upon the achievement of agreed-upon annual sales thresholds.
•	Penwest’s share of the development costs for Opana ER that it opted out of funding in April 2003 will be fixed at $28 million and will be recouped by Endo through a temporary 50% reduction in royalties. This temporary reduction in royalties will not apply until the threshold for the $41 million royalty holiday referred to above has been met.
•	Neither the alliance committee provided for in the Agreement nor Penwest will have any oversight or decision-making authority with respect to the marketing, promotion and sale by Endo of, or other activities of Endo with respect to, Opana ER in the United States.
•	Development and commercialization of Opana ER outside the United States, if any, would be accomplished through licensing to third parties approved by both Endo and Penwest, and the parties would divide equally any fees, royalties, payments or other revenue received by the parties in connection with such licensing activities.
              The parties entered into the Amendment as part of the resolution of the parties’ ongoing disagreement with regard to the sharing of marketing expenses during the period prior to when the product reaches profitability. Penwest and Endo entered into the Amendment during the mediation phase of the dispute resolution process under the Agreement. The Amendment completes the dispute resolution process.

SIGNATURE
               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENWEST PHARMACEUTICALS CO.
Date: January 10, 2007	By:	/s/ Benjamin L. Palleiko
Benjamin L. Palleiko
Senior Vice President, Corporate Development and Chief Financial Officer